COMPANY CONTACT:
                                           Steve Loomis, Chief Financial Officer
                                           sloomis@cardiodynamics.com
                                           800-778-4825 Ext. 1015


               CardioDynamics Reports Third Quarter 2008 Results,
                Seventh Consecutive Quarterly Revenue Growth and
                        15% Year to Date Revenue Increase

          Achieves Positive Operating Income Excluding Non-Cash Charges


SAN DIEGO, CA--October 9, 2008--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG) technology, today reported financial results for fiscal third quarter 2008.

Sales Highlights of Third Quarter 2008 Compared with Third Quarter 2007

      o     Net ICG sales increased 8% to $6.1 million, up from $5.6 million

      o     International sales increased 35% to $690,000, up from $513,000

      o 8,456 ICG monitors and modules sold cumulatively to date, up 12% from 7,532 one year ago

      o ICG device sales totaled 220 units, 110 of which were BioZ Dx systems, 7 BioZ monitors, 87 ICG Modules, and 16 Medis ICG monitors, up from a total of 197 ICG devices

      o Field headcount totaled 71 field sales associates, including 34 U.S. territory managers and 21 clinical application specialists, up from 64 field sales associates

Key Financial Results of Third Quarter 2008 Compared with Third Quarter 2007

      o     ICG gross profit margin was 75%, up from 72%

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      o     Loss from operations improved 78% to $254,000, down from $1.2 million

      o Net loss from continuing operations was $432,000, or $0.06 per share, down from $1.4 million, or $0.19 per share

      o Net operating cash used in continuing operations was $461,000, down 61% from $1.2 million

Additional Operating Milestone for the Third Quarter 2008

      o Announced BioZ(R) ICG technology integrates with General Electric Healthcare's electronic medical record (EMR) system

Third Quarter 2008 Operating Results Discussion

The Company reported a net sales increase of 8% to $6.1 million for the third fiscal quarter 2008 and a 15% year-to-date sales increase to $18.0 million, up from $15.7 million for the same period a year ago. Third quarter ICG sales growth was driven by a combination of a 12% increase in third quarter ICG device sales along with a 10% increase in the average unit sales price of our ICG Monitors compared with the third quarter of 2007. This increase in average unit selling price is principally due to a proportionately greater number of higher priced BioZ Dx systems sold during the third quarter of 2008, as compared to the third quarter of 2007 and lower sales return reserve requirements.

Gross margin as a percentage of sales increased from 72% to 75% in the third quarter of 2008, largely due to a 10% average unit sales price improvement, lower inventory reserve requirements, reduced manufacturing overhead costs, and a reduction of sales returns reserve.

Operating expenses were reduced 8% (or $398,000) to $4.8 million, driven primarily by improved efficiencies, reduced personnel expenses, lower accounting fees and bad debt provisions, all part of an ongoing cost containment focus in support of the Company's plan to regain profitability.

The operating loss improved 78% to $254,000, compared to an operating loss of $1.2 million for the same period in 2007. The year-to-date operating loss was $1.6 million, a 61% improvement from $4.0 million in the same nine month period of 2007.

CEO Comments and Outlook
Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We were very pleased with our performance in the third quarter, particularly the rate of improvement we are making in reducing the operating loss. Excluding non-cash expenses for depreciation, amortization and stock option compensation, we experienced positive income from operations for the first time in 15 quarters and one quarter ahead of plan. Achieving our seventh consecutive quarterly year-over-year revenue growth and 15% growth year-to-date is encouraging and a testament to the continued growth potential for ICG."

Perry continued, "Our goal remains to achieve positive operating cash flow in the fourth quarter of 2008 and positive operating cash flow for our full 2009 fiscal year. We'll continue to make judicious investments that drive increased revenue growth and help establish ICG in the treatment guidelines for heart failure and hypertension in the coming years."


Conference Call Information
Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' third quarter 2008 results in a conference call today, Thursday, October 9, 2008, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at www.cdic.com or at http://tinyurl.com/4dknlk.

About CardioDynamics
CardioDynamics International Corporation (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and ICG electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the Company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements, such as revenue growth rates and cash flow projections, operating performance and acceptance of ICG technology, the accuracy of which is necessarily subject to uncertainties and risks, including the Company's ability to meet its short and long-term liquidity and capital needs, primary dependence on the BioZ(R) product line, and various uncertainties characteristic of early stage companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Future events and actual results could differ materially from the forward-looking statements. Readers are urged not to place undue reliance on forward-looking statements. The Company does not undertake to update the disclosures contained in this press release.

                    CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)


Selected Consolidated Operational Results
-----------------------------------------
                                                              Three Months Ended             Nine Months Ended
                                                                   August 31,                    August 31,
                                                         ----------------------------    ----------------------------
                                                              2008            2007            2008            2007
                                                         ------------    ------------    ------------    ------------
Net sales                                                $      6,066    $      5,591    $     18,008    $     15,699
Cost of sales                                                   1,519           1,554           5,066           4,740
                                                         ------------    ------------    ------------    ------------
Gross margin                                                    4,547           4,037          12,942          10,959
Research and development                                          386             420           1,070           1,317
Selling and marketing                                           3,669           3,977          11,112          11,101
General and administrative                                        714             772           2,246           2,437
Amortization of intangible assets                                  32              30              96             115
                                                         ------------    ------------    ------------    ------------
Loss from operations                                             (254)         (1,162)         (1,582)         (4,011)
Other expense, net                                               (175)           (232)           (533)           (680)
                                                         ------------    ------------    ------------    ------------
Loss before income taxes and minority interest                   (429)         (1,394)         (2,115)         (4,691)
Minority interest in income of subsidiary                          --             (11)           (145)            (45)
Income tax benefit (provision)                                     (3)             56            (519)           (195)
                                                         ------------    ------------    ------------    ------------
Loss from continuing operations                                  (432)         (1,349)         (2,779)         (4,931)
Income (loss) from discontinued operations                         --             496             127         (10,614)
                                                         ------------    ------------    ------------    ------------
Net loss                                                 $       (432)   $       (853)   $     (2,652)   $    (15,545)
                                                         ============    ============    ============    ============
Net loss per common share:
   Basic and diluted                                     $      (0.06)   $      (0.12)   $      (0.37)   $      (2.22)
                                                         ============    ============    ============    ============
Weighted-average shares used in per share calculation:
   Basic and diluted                                            7,213           7,031           7,171           7,004
                                                         ------------    ------------    ------------    ------------



Selected Consolidated Balance Sheet Data
----------------------------------------

                                                    August 31,    November 30,
                                                    ----------    ------------
                                                        2008          2007
                                                    ----------    ------------
Cash and cash equivalents                           $    6,328    $      8,362

Accounts receivable, net                                 3,861           4,475

Inventory, net                                           1,195           1,670

Total current assets                                    11,942          15,164

Long-term assets                                         4,451           4,703

Total assets                                            16,393          19,867

Total current liabilities                                7,885           5,620

Long-term liabilities                                      879           4,318

Total liabilities                                        8,764           9,938

Minority interest                                          478             407

Shareholders' equity                                     7,151           9,522
